Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation of our report dated June 23, 2020, with respect to the Audited Balance Sheets as of December 31, 2018 and 2017, and the related audited Statements of Operations, Statements of Stockholders’ Equity, and Statements of Cash Flow for the years ended December 31, 2018 and 2017, of ECS Labs, LLC and Subsidiaries, and the related notes to the financial statements included in this Current Report on Form 8-K/A.

/s/ Accell Audit & Compliance, PA

Tampa, Florida

June 25, 2020